Exhibit 99.07
Southern Company
Financial Overview As Reported
(In Millions of Dollars)

	Three Months Ended December			Year-to-Date December
	2016	2015	% Change	2016[1]	2015	% Change
Southern Company –
Operating Revenues	$5,181	$3,568	45.2%	$19,896	$17,489	13.8%
Earnings Before Income Taxes	239	401	(40.4)%	3,480	3,629	(4.1)%
Net Income Available to Common	197	271	(27.3)%	2,448	2,367	3.4%

Alabama Power –
Operating Revenues	$1,329	$1,217	9.2%	$5,889	$5,768	2.1%
Earnings Before Income Taxes	174	204	(14.7)%	1,370	1,317	4.0%
Net Income Available to Common	102	121	(15.7)%	822	785	4.7%

Georgia Power –
Operating Revenues	$1,762	$1,641	7.4%	$8,383	$8,326	0.7%
Earnings Before Income Taxes	163	312	(47.8)%	2,127	2,046	4.0%
Net Income Available to Common	113	196	(42.3)%	1,330	1,260	5.6%

Gulf Power –
Operating Revenues	$349	$313	11.5%	$1,485	$1,483	0.1%
Earnings Before Income Taxes	42	47	(10.6)%	231	249	(7.2)%
Net Income Available to Common	23	28	(17.9)%	131	148	(11.5)%

Mississippi Power –
Operating Revenues	$277	$246	12.6%	$1,163	$1,138	2.2%
Earnings (Loss) Before Income Taxes	(162)	(130)	N/M	(152)	(78)	N/M
Net Income (Loss) Available to Common	(89)	(71)	N/M	(50)	(8)	N/M

Southern Power –
Operating Revenues	$389	$304	28.0%	$1,577	$1,390	13.5%
Earnings Before Income Taxes	(8)	41	N/M	179	250	(28.4)%
Net Income Available to Common	23	34	(32.4)%	338	215	57.2%

Southern Company Gas –
Operating Revenues	$1,109	$—	N/A	$1,652	$—	N/A
Earnings Before Income Taxes	178	—	N/A	190	—	N/A
Net Income Available to Common	110	—	N/A	114	—	N/A

N/M - not meaningful
N/A - not applicable

Notes

- In connection with the adoption in the fourth quarter 2016 of a new accounting standard for stock compensation, previously reported amounts for income tax expense were reduced by a total of $25 million for January 1, 2016 through September 30, 2016.

(1) Southern Company's acquisition of Southern Company Gas was completed on July 1, 2016. Year-to-Date December reflects financial results for Southern Company Gas for the period July 1, 2016 through December 31, 2016.